As filed with the Securities and Exchange Commission on March 12, 2019

Registration No. 333-217800

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERO MIDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1748605 (I.R.S. Employer Identification No.)

1615 Wynkoop Street Denver, CO (Address of Principal Executive Office)	80202 (Zip Code)

ANTERO MIDSTREAM GP LP 2017 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Glen C. Warren, Jr.

1615 Wynkoop Street

Denver, Colorado 80202

(Name and address of agent for service)

(303) 357-7310

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-217800 on Form S-8 (the Registration Statement) filed by the Registrant (as defined below) with the Securities and Exchange Commission on May 9, 2017, pertaining to the registration of 930,851 common shares representing limited partner interests of the Registrant under the Antero Midstream GP LP Long-Term Incentive Plan.

Pursuant to the Simplification Agreement, dated as of October 9, 2018, by and among Antero Midstream GP LP, Antero Midstream Partners LP (“Antero Midstream”) and certain of their affiliates, (i) Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware named Antero Midstream Corporation (the “Registrant”), and (ii) an indirect, wholly owned subsidiary of the Registrant was merged with and into Antero Midstream, with Antero Midstream surviving the merger as an indirect, wholly owned subsidiary of the Registrant (the “Simplification”). As a result of these and other related transactions, Antero Midstream is now an indirect, wholly owned subsidiary of the Registrant.

In connection with the Simplification, the Registrant terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on this 12th day of March, 2019.

Antero Midstream Corporation

By:	/s/ Glen C. Warren, Jr.
Name:	Glen C. Warren, Jr.
Title:	President and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.